Exhibit No. 99.1


                                  "Idlehours"
                                  P.O. Box 615
                               Norwich, VT 05055

                                                               February 12, 2010

Directors, Brookline Bancorp
160 Washington Street
Brookline, MA 02446

Dear Directors:

     As you can understand, I have given much thought to recent events, most especially the meeting of February 3, and to my role at Brookline. I believe that the decision to reject the recent offer to acquire our company was misguided and emotion-driven and that, even more overriding, the process by which the decision was made was deeply flawed. Here in summary form are some of my objections which form the basis for my disagreement:

     1. At our meeting of February 3, after having completed their presentation, our investment bankers were expelled from the boardroom over the strong protest of another director and of me, your chairman. It was our wish that they remain in order to provide comment on and analysis of the presentation of president Perrault, who had switched from being a proponent of the transaction to opposing it. Later in the meeting, they were similarly prohibited from hearing a summary of his presentation.

     2. At that meeting, the initial and decisive vote on the offer was taken in Executive Session, from which I was excluded by my status as a defined insider. I was precluded from any discussion leading up to that vote, so that the final vote, in open session, became a mere formality. There is no requirement that a vote be taken in Executive Session, and I regard that procedure as abusive and a maneuver to shut me out.

     3. The Board's preliminary acceptance of an offer, its abrupt termination of negotiations, and then rejection of a much enhanced offer was inconsistent. Because the due diligence on the acquirer uncovered no surprises, and the second offer was much improved, this inconsistency raises serious questions about the objectivity of the process.

     4. The decision to reject the offer was reached by taking an enormous compilation of information and analysis assembled by our investment bankers and our own senior staff that strongly supported the offer and discarding it in favor of Mr. Perrault's strategic vision at 50,000 feet. His vision was unsupported, highly speculative, and in my opinion, self-serving. After a two day strategic planning session in October and after having the offer on the table since mid-December, Mr. Perrault did not come up with a single piece of paper with a number on it to support his rosy picture. He did, however, verbally suggest earnings of $1.00 per share, over three times the 2009 figure and wildly ambitious. Raising unrealistic expectations often leads to rash decisions.
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     5. My memorandum to the Board dated February 1 set forth a strong case in favor of accepting the offer. For brevity's sake, let me boil that case down to one point: Mr. Perrault, when he initially endorsed the offer, told the Board that our bank could not possibly achieve a level of growth in the next three to five years that would produce a present value equal to or greater than the value of the offer. Unless discussed in Executive Session, none of the issues raised in that memorandum were ever addressed.

     Unfortunately for the Board, Brookline Bancorp is a public company. The directors have a fiduciary responsibility to shareholders and owe them a duty of care and loyalty. I believe you fell sadly short. You have my resignation, effective immediately.

                              Yours truly,


                              /s/ Richard P. Chapman, Jr.

                                  Richard P. Chapman, Jr.